Exhibit 99.1

Carver Bancorp, Inc. Announces Board Modernization Initiative with

Comprehensive Governance Enhancements

•	Governance changes are designed to align Carver’s board policies with leading companies, reinforcing the board’s fiduciary commitment to all shareholders.

•	The modernization plan includes a 75% turnover rate among directors over the next 3 years and the implementation of enhanced skills-based recruitment.

•	Restructured equity-based compensation preserves capital flexibility while aligning directors’ interests with long-term value creation and increased ownership stakes.

•	The initiative builds on the recent appointment of Jason Sisack, former OCC Assistant Deputy Comptroller, with more than 25 years of regulatory expertise in governance and risk management, as an advisor to the Chief Executive Officer.

NEW YORK, November 05, 2025 /PRNewswire/ -- Carver Bancorp, Inc. (Nasdaq: CARV), the holding company for Carver Federal Savings Bank, a certified Community Development Financial Institution (CDFI) and designated Minority Depository Institution (MDI), today announced a comprehensive board modernization initiative as Carver accelerates its transformation into a modern urban community bank, bringing renewed momentum to its mission of financially empowering everyday New Yorkers.

“Our modernization initiative demonstrates the Board’s commitment to implementing proven governance practices aligned with leading companies and making the necessary decisions to compete more effectively in a dynamic and demanding marketplace,” said Lewis P. Jones III, Chairman of the Board. “The refresh ensures we have the appropriate combination of expertise and experience on our Board to drive sustained profitability for the organization.”

The Board of Directors has adopted the following modernization measures with immediate effect:

Modernization Measures - Effective Immediately

•	Board Refresh - 75% of directors will transition within the next 12 quarters, subject to any required regulatory approvals

•	Skills-Based Recruitment - Implementation of an enhanced comprehensive director skills matrix for board recruitment, reviewed and updated annually

•	Performance Management - Annual individual director assessments and full board evaluations; directors subject to enhanced re-evaluation at each term end

•	Equity-Aligned Compensation - 50% reduction in cash compensation with the addition of an equity retainer; elimination of per-meeting fees

Modernization Measures - Subject to Shareholder Approval

•	Tenure Limits - Fifteen-year maximum service effective April 2026, with current directors permitted to complete current terms

•	Age Limits - Directors may serve until age 75, with those reaching 75 permitted to complete current terms

Best Practices - Already in Place

•	Director Independence - All directors are to be independent, with the exception of the CEO if elected to the board

•	Chair Independence - Independent non-executive chair

The governance enhancements build on the Company’s recent strengthening of its leadership team, with the appointment of Jason Sisack, former Assistant Deputy Comptroller at the Office of the Comptroller of the Currency (OCC) with greater than 25 years of regulatory expertise, as Senior Enterprise Risk Management Advisor to the CEO. Mr. Sisack’s extensive, senior-level experience in governance, financial and non-financial risk management, and community banking strategies provides invaluable guidance as Carver implements these board modernization measures.

“These governance enhancements represent an inflection point in our strategic evolution—assembling the expertise, frameworks, and disciplines necessary to advance this institution into a modern urban community bank,” said Donald Felix, President and CEO of Carver Bancorp, Inc. “This is not a single moment of change, but part of a continuous journey toward operational excellence. Each decision reinforces our commitment to setting a new standard for how a community bank can more effectively serve its shareholders and financially empower everyday New Yorkers who are working hard to get ahead. I want to recognize our current board members who have embraced the needed fundamental transformation required at this time, not just to compete, but to establish the foundation for long-term, sustainable profitability.”

About Carver Bancorp, Inc.

Carver Bancorp, Inc. (NASDAQ: CARV) is the holding company for Carver Federal Savings Bank, a Harlem-based community bank committed to meeting the financial needs of everyday New Yorkers who are working hard to get ahead and supporting the vitality of the neighborhoods it serves by delivering accessible financial services to individuals and small- to mid-sized businesses. Through its online banking platform and physical branches, Carver serves customers across nine states, from Massachusetts to Virginia, including Washington, D.C.

Founded in 1948 to address barriers to financial access, Carver has a long-standing legacy of serving historically under-resourced communities. The U.S. Department of the Treasury has designated Carver as both a Community Development Financial Institution (CDFI) and a Minority Depository Institution (MDI) in recognition of its leadership in advancing financial inclusion and local economic empowerment.

For further information, please visit the Company’s website at www.carverbank.com. Be sure to connect with Carver on Facebook, LinkedIn, and Instagram.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks, and uncertainties. More information about these factors, risks, and uncertainties is contained in our filings with the Securities and Exchange Commission.

Additional Information and Where to Find it

The Company intends to file with the SEC a definitive proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for the Company’s 2025 Annual Meeting of Stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company’s website at www.carverbank.com.

Participants

This communication is neither a solicitation of a proxy or consent nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, the Company, its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by the Company. Information about the Company’s executive officers and directors is available in Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended March 31, 2025, which was filed with the SEC on July 29, 2025 and in its proxy statement for the 2024 Annual Meeting of Shareholders, which was filed with the SEC on October 31, 2024. To the extent holdings by our directors and executive officers of the Company’s securities reported in the proxy statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

Media:
Michael Herley for Carver
203.308.1409
mediainquiries@carverbank.com

Investors:
ir@carverbank.com